SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Fidelity Rutland Square Trust II

(Name of Registrant as Specified In Its Charter)

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Information Statement

Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes.*

The enclosed Information Statement provides important information regarding a new manager that has been appointed to one or more of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of an agreement with the new manager, which was selected by Strategic Advisers LLC, which is the adviser to the Strategic Advisers Funds and the portfolio manager for the Fidelity managed account program. They believe these changes will provide your account with additional benefits, such as increased manager diversification, and help to ensure that the Fund can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you.

*	You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

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IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF INFORMATION STATEMENT.

The Information Statement is available at www.proxyvote.com/proxy.

STRATEGIC ADVISERS® EMERGING MARKETS FUND

(THE FUND)

A SERIES OF

FIDELITY RUTLAND SQUARE TRUST II

245 SUMMER STREET

BOSTON, MASSACHUSETTS 02210

1-800-544-3455

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® Emerging Markets Fund (the Fund), a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.

This Information Statement is being mailed on or about May 10, 2021 to shareholders of record as of April 12, 2021. This Information Statement is intended to inform you that a new sub-subadviser has been appointed to your fund. No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.

The information contained in this Information Statement relates to the Trustees’ approval on March 4, 2021 of a new sub-subadviser under a sub-subadvisory agreement (the Agreement) with T. Rowe Price Singapore Private Ltd. (T. Rowe Price Singapore or New Sub-Subadviser).

The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint T. Rowe Price Singapore as an additional sub-subadviser for the Fund for a previously approved strategy (the Existing Strategy) for existing sub-adviser T. Rowe Price Associates, Inc. (T. Rowe Price) and existing sub-subadviser T. Rowe Price International Ltd. (TRPIL) and to discuss the terms of the Agreement. Shares of the Fund are offered exclusively to certain clients of Strategic Advisers or its affiliates and are not available for sale to the general public.

INTRODUCTION

Strategic Advisers is the Fund’s investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers and the Trust by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Fund. Section 15(a) of the Investment

Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Fund without a shareholder vote.

Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreement or “interested persons” of any such party (the Independent Trustees), appointed the New Sub-Subadviser as an additional sub-subadviser to the Fund and approved the Agreement at a meeting on March 4, 2021. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of the New Sub-Subadviser under the terms of the Agreement was in the best interest of the Fund and its shareholders.

As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of the Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangement.

MANAGEMENT CONTRACT OF THE FUND

Strategic Advisers, located at 245 Summer Street, Boston, Massachusetts 02210, is the Fund’s investment adviser. Strategic Advisers directs the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations pursuant to a management contract (the Management Contract) for the Fund that was initially approved by the Board, including a majority of the Independent Trustees, on September 8, 2010, and by the initial sole shareholder on September 29, 2010.

The Management Contract was most recently renewed by the Board, including a majority of the Independent Trustees, on September 2, 2020. Strategic Advisers is authorized, in its discretion, to allocate the Fund’s assets pursuant to its investment strategy. In addition, Strategic Advisers or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of the Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining the Fund’s records; maintaining the registration and qualification of the Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. Strategic Advisers or its affiliates also compensate all officers of the Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.

The Fund pays a monthly management fee to Strategic Advisers (the Management Fee). The Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate of 0.25% and the total fees payable monthly to the Fund’s sub-advisers based on each sub-adviser’s allocated portion of the Fund’s average daily net assets throughout the month. The Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage a Fund in the future.

Strategic Advisers has contractually agreed to waive its portion of the Management Fee for the Fund in an amount equal to 0.25% of the Fund’s average daily net assets through September 30, 2023. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of the Fund will not exceed 1.20%.

Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board. The addition of the New Sub-Subadviser will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above.

In addition to the New Sub-Subadviser Acadian Asset Management LLC, Causeway Capital Management LLC, FIAM LLC (FIAM), FMR Investment Management (UK) Limited (FMR UK), Fidelity Management & Research (Hong Kong) Limited (FMR H.K.), Fidelity Management & Research (Japan) Limited (FMR Japan), FIL Investment Advisors (FIA), FIL Investment Advisors (UK) Ltd., Geode Capital Management, LLC (Geode), Schroder Investment Management North America Inc., Schroder Investment Management North America Limited, Somerset Capital Management LLP, T. Rowe Price, and TRPIL serve as sub-advisers or sub-subadvisers to the Fund.

FIAM, FMR UK, FMR H.K., and FMR Japan are affiliates of Strategic Advisers.

The following tables show Management Fees paid by the Fund to Strategic Advisers and sub-advisory fees paid by Strategic Advisers, on behalf of the fund, to the Fund’s sub-advisers during the fiscal period ended February 28, 2021.

Fund	Management Fees Paid to Strategic Advisers(1)	Management Fees Paid to Strategic Advisers as a % of Average Net Assets of the Fund(1)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s)(2)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund(2)
Strategic Advisers® Emerging Markets Fund	$22,930,279	0.32%	$15,826,613	0.22%

(1)	After waivers reducing management fees in the amount of $18,057,466.

(2)	Excludes sub-advisory fees paid to FIA. No sub-advisory fees were paid to Geode during the fiscal period ended February 28, 2021.

Fund	Sub-Advisory Fees Paid by Strategic Advisers to FIAM	Sub-Advisory Fees Paid by Strategic Advisers to FIAM as a % of Average Net Assets of the Fund	Sub-Advisory Fees Paid by Strategic Advisers to FIA	Sub-Advisory Fees Paid by Strategic Advisers to FIA as a % of Average Net Assets of the Fund
Strategic Advisers® Emerging Markets Fund	$5,408,151	0.08%	$1,588,634	0.02%

Differences between the amount of the management fees paid by the Fund to Strategic Advisers and the aggregate amount of the sub-advisory fees paid by Strategic Advisers, on behalf of the Fund, to the sub-advisers, may be due to expense estimates, which are accrued in the period to which they relate and adjusted when actual amounts are known.

SUMMARY OF THE AGREEMENT WITH THE NEW SUB-SUBADVISER

On March 4, 2021, pursuant to the “managers of managers” arrangement, the Board approved the Agreement with the New Sub-Subadviser on behalf of the Fund. Pursuant to the Agreement, T. Rowe Price Singapore has day-to-day responsibility for choosing investments for the portion of assets of the Fund allocated to T. Rowe Price Singapore by T. Rowe Price for the Existing Strategy (the Allocated Assets).

Pursuant to the Agreement the New Sub-Subadviser provides a program of continuous investment management for the Allocated Assets in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the Fund, the Board, Strategic Advisers or T. Rowe Price may impose. The New Sub-Subadviser will vote the Fund’s proxies in accordance with the New Sub-Subadviser’s proxy voting policies, which are the same policies as approved by the Board for T. Rowe Price and TRPIL. T. Rowe Price has granted T. Rowe Price Singapore authority to invest and reinvest the Allocated Assets by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. T. Rowe Price, and not the Fund, pays the fees due to T. Rowe Price Singapore under the terms of the Agreement.

The Agreement may be terminated on sixty days’ written notice to the New Sub-Subadviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by Strategic Advisers. The Agreement is terminable, without penalty, by T. Rowe Price upon sixty day’s written notice to T. Rowe Price Singapore and by T. Rowe Price Singapore upon sixty days’ written notice to T. Rowe Price and the Fund. In addition, the Agreement will terminate in the event of the termination of the Management Contract with respect to the Fund. The Agreement will also terminate in the event of the termination of the sub-advisory agreement with T. Rowe Price for the Fund. The Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

INFORMATION ABOUT T. ROWE PRICE SINGAPORE

T. Rowe Price Singapore shall act as investment sub-subadviser to the Fund with respect to the Allocated Assets. The information below relates to the addition of T. Rowe Price Singapore as a new sub-subadviser to the Fund.

T. Rowe Price Singapore’s main office is located at 501 Orchard Road, #10-02 Wheelock Place, Singapore 238880. T. Rowe Price Singapore is not affiliated with Strategic Advisers.

Investment Process

In managing the Allocated Assets, the Sub-Subadviser relies on a global team of investment analysts dedicated to in-depth fundamental research in an effort to identify companies capable of achieving and sustaining above-average, long-term earnings growth. The Sub-Subadviser seeks to purchase stocks of companies at reasonable prices in relation to present or anticipated earnings, cash flow, or book value.

In selecting investments, the Sub-Subadviser generally favors companies with one or more of the following characteristics:

•	leading or improving market position;

•	attractive business niche;

•	attractive or improving franchise or industry position;

•	seasoned management;

•	stable or improving earnings and/or cash flow; and

•	sound or improving balance sheet.

Directors and Officers

The following are the directors, officers, and control persons of T. Rowe Price Singapore. Unless otherwise noted, the address of each is 501 Orchard, #10-02 Wheelock Place, Singapore 238880.

DIRECTORS AND OFFICERS
Name	Position
Riki Chao	Chief Compliance Officer
Nicholas S. Trueman	Chief Executive Officer, Director
Graeme de Moor	Director
Sridhar Nisthala	Director
CONTROL PERSON
Name	Relationship
T. Rowe Price Group, Inc.	Owns 100% of the stock of T. Rowe Price, which owns 100% of TRPIL, which owns 100% of T. Rowe Price Singapore.

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of T. Rowe Price Singapore.

T. Rowe Price Singapore also acts as investment adviser, sub-adviser or sub-subadviser to other registered investment companies (or portions thereof) set forth below, which have investment objectives that are similar to the portion of the Fund that may be allocated to T. Rowe Price Singapore pursuant to the Agreement:

Fund	Assets Under Management as of February 28, 2021
Morningstar International Equity Fund	$67,013,904
T. Rowe Price Emerging Markets Stock Fund	$ 13,415,637,568
T. Rowe Price Institutional Emerging Markets Equity Fund	$ 2,114,696,012

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENT

Matters Considered by the Board in Approving the Agreement is included in Appendix A.

MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS

The principal business address of Strategic Advisers, the Fund’s investment adviser, is 245 Summer Street, Boston, Massachusetts, 02210.

The principal business address of Fidelity Distributors Company LLC, the Fund’s principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

BROKERAGE INFORMATION

The following table shows the aggregate amount of commissions paid to any broker or dealer affiliated with the Fund through the fiscal period ended February 28, 2021:

Fund	Broker	Affiliated With	Transaction Initiated by	Commissions	Percentage of Aggregate Brokerage Commissions
Strategic Advisers® Emerging Markets Fund	Fidelity Capital Markets	FMR LLC/ Strategic Advisers	FIAM LLC	$6,137	0.15%
	Luminex Trading & Analytics	FMR LLC/ Strategic Advisers	FIAM LLC	$135	0.00%
	Luminex Trading & Analytics	FMR LLC/ Strategic Advisers	Schroder Investment Management North America Inc.	$12	0.00%
	Luminex Trading & Analytics	FMR LLC/ Strategic Advisers	T. ROWE PRICE ASSOCIATES INC	$58	0.00%

OTHER INFORMATION

Outstanding Shares and Ownership of Shares. The following table shows the number of shares of the Fund that were issued and outstanding as of February 28, 2021:

Fund	Shares Outstanding
Strategic Advisers® Emerging Markets Fund	663,818,602

As of February 28, 2021, the Trustees, Members of the Advisory Board (if any), and officers of the Fund owned, in the aggregate, less than 1% of the Fund’s total outstanding shares.

To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership of the Fund as of February 28, 2021.

Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.

Annual Report. For a free copy of the Fund’s most recent annual report and semi-annual report, if any, call 1-800-544-3455 or write to Fidelity Distributors Company LLC at 900 Salem Street, Smithfield, Rhode Island 02917. In addition, you may visit Fidelity’s website at www.fidelity.com for a free copy of a prospectus, statement of additional information, annual or semi-annual report, or to request other information.

NOTICE TO BANKS, BROKER-DEALERS

AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust, in care of Fidelity Investments Institutional Operations Company LLC, 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Strategic Advisers Emerging Markets Fund

In March 2021, the Board of Trustees, including the Independent Trustees (together, the Board) voted to approve a new sub-subadvisory agreement among T. Rowe Price Associates, Inc. (TRPA) and T. Rowe Price Singapore Private Ltd. (T. Rowe Singapore) with respect to the fund (New Agreement). The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information.

In considering whether to approve the New Agreement, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of the New Agreement is in the best interests of the fund and its shareholders and does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. Also, the Board found that the fees to be charged under the New Agreement bear a reasonable relationship to the services to be rendered and will be based on services provided that will be in addition to, rather than duplicative of services provided under the advisory contract of any underlying fund in which the fund may invest. The Board’s decision to approve the New Agreement was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.

Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, and also considered the fund’s investment objective, strategies and related investment philosophy and current sub-adviser line-up. The Board also considered the structures of the investment personnel compensation programs and whether such structures provide appropriate incentives to act in the best interests of the fund.

The Board noted that the New Agreement is for T. Rowe Singapore to act a sub-subadviser to the fund alongside an existing sub-sub-adviser, T. Rowe Price International Limited (T. Rowe International), for an existing investment mandate that is sub-advised by TRPA. The Board noted that it previously received and considered materials relating to the nature, extent and quality of services provided by Strategic Advisers, TRPA, and T. Rowe International, including the resources dedicated to investment management and support services, as well as shareholder and administrative services, in connection with its annual renewal of the fund’s management contract, sub-advisory agreements and sub-subadvisory agreements at its September 2020 meeting. The Board noted its familiarity with the nature, extent and quality of services provided by TRPA and T. Rowe International to the fund for the investment mandate, and to other Strategic Advisers funds for different investment mandates, and considered that other than the appointment of a new co-portfolio manager from T. Rowe Singapore for the investment mandate, the New Agreement will not result in any changes to (i) the nature, extent and quality of the sub-advisory or sub-subadvisory services provided; (ii) the investment process or strategies employed in the management of the fund’s assets; or (ii) the day-to-day management of the fund. The Board considered supplemental information provided by T. Rowe Singapore in the Board’s March 2021 materials.

Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of T. Rowe Singapore’s investment staff, use of technology, and approach to managing and compensating investment personnel. The Board noted that T. Rowe Singapore’s analysts have extensive resources, tools, and capabilities that allow them to conduct sophisticated quantitative and/or fundamental analysis. Additionally, in its deliberations, the Board considered T. Rowe Singapore’s trading capabilities and resources and compliance infrastructure, which are integral parts of the investment management process. The Board also considered T. Rowe Singapore’s investments in business continuity planning, and TRPA’s and T. Rowe International’s success in continuously providing services to the fund notwithstanding the severe disruptions caused by the COVID-19 pandemic.

Shareholder and Administrative Services. The Board considered: (i) the nature, extent, quality, and cost of advisory services to be performed by T. Rowe Singapore under the New Agreement; and (ii) the resources to be devoted to the fund’s compliance policies and procedures.

Investment Performance. The Board considered the historical investment performance of TRPA and T. Rowe International and their portfolio managers in managing the fund under the investment mandate, and that the approval of the New Agreement will not result in any changes (i) to the fund’s investment processes or strategies or (ii) except for the addition of a new T. Rowe Singapore co-portfolio manager, in the persons primarily responsible for the day-to-day management of the fund.

Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under the New Agreement should benefit the fund’s shareholders.

Competitiveness of Management Fee and Total Fund Expenses. The Board noted that the New Agreement will not result in changes to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its portion of the fund’s management fee.

The Board considered that TRPA, and not the fund, will compensate T. Rowe Singapore under the terms of the New Agreement and that the fund and Strategic Advisers are not responsible for any such fees or expenses. The Board also considered that the New Agreement will not result in any changes to (i) the fees paid under the sub-advisory agreement among Strategic Advisers, TRPA, and the Trust on behalf of the fund, or (ii) the fact that TRPA, and not the fund, compensates T. Rowe International under the terms of the sub-subadvisory agreement between TRPA and T. Rowe International, for the existing investment mandate.

Based on its review, the Board concluded that the fund’s management fee structure and any changes to projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.

Because the New Agreement was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic Advisers’ portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve the New Agreement.

Potential Fall-Out Benefits. The Board considered that it reviews information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board considered Strategic Advisers’ representation that it does not anticipate that the approval of the New Agreement will have a significant impact on the profitability of, or potential fall-out benefits to, Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board considered that it reviews whether there have been economies of scale in connection with the management of the fund during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board noted that it did not consider the possible realization of economies of scale to be a significant factor in its decision to approve the New Agreement because the fund will not bear any additional management fees or expenses under the New Agreement.

Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board concluded that the New Agreement’s fee structure bears a reasonable relationship to the services to be rendered and that the New Agreement is in the best interests of the fund and its shareholders and should be approved. The Board also concluded that the fees to be charged under the New Agreement will be based on services provided that will be in addition to, rather than duplicative of, services provided under the advisory contract of any underlying fund in which the fund may invest. In addition, the Board concluded that the approval of the New Agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

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Any third-party marks that may appear above are the marks of their respective owners.

Strategic Advisers is a registered service mark of FMR LLC. © 2021 FMR LLC. All rights reserved.

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